SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                           COMMODORE HOLDINGS LIMITED
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    G23257101
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                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

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CUSIP NO. G23257101                             PAGE 2  OF 4 PAGES
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    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JEFFREY I. BINDER AND ROSALIE BINDER, as tenants by the entireties
             ###-##-####                 ###-##-####
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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                       (b) [ ]
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    3        SEC USE ONLY
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    4        CITIZENSHIP OR PLACE OF ORGANIZATION
             UNITED STATES
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                                     5        SOLE VOTING POWER
          NUMBER OF                           0
            SHARES             -------------------------------------------------
         BENEFICIALLY                6        SHARED VOTING POWER
           OWNED BY                           766,667
             EACH              -------------------------------------------------
          REPORTING                  7        SOLE DISPOSITIVE POWER
            PERSON                            0
             WITH              -------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              766,667
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    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             766,667
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    10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         [X]
             This amount excludes 440,000 shares of Common Stock and Options to acquire 250,000 shares of Common Stock owned by JeMJ Financial
             Services, Inc., a company which is controlled by Mr. Binder individually.
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    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             13.1
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    12       TYPE OF REPORTING PERSON*
             IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 4 pages

Item 1(a).         Name of Issuer: COMMODORE HOLDINGS LIMITED

Item 1(b).         Address of Issuer's Principal Executive Offices:

                             4000 Hollywood Boulevard, Suite 385
                             South Tower
                             Hollywood, FL  33021

Item 2(a).         Name of Person Filing:

                             Jeffrey I. and Rosalie Binder, tenants by the entireties

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                             4000 Hollywood Boulevard, Suite 385
                             South Tower
                             Hollywood, FL  33021

Item 2(c).         Citizenship:  See Item 4 on Cover Page

Item 2(d).         Title of Class of Securities: COMMON STOCK

Item 2(e).         CUSIP Number: G23257101

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                             NOT APPLICABLE

Item 4.            Ownership:  See Items 5-11 of Cover Page

Item 5.            Ownership of Five Percent or Less of a Class:  NOT APPLICABLE

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person:

                             NOT APPLICABLE

                                Page 3 of 4 pages

Item 7.            Identification and Classification of the Subsidiary
                   Which Acquired the Security Being Reported on By the Parent Holding Company: NOT APPLICABLE

Item 8.            Identification and Classification of Members of the Group:
                   NOT APPLICABLE

Item 9.            Notice of Dissolution of Group:  NOT APPLICABLE

Item 10.           Certification:  NOT APPLICABLE


                                    SIGNATURE

                   After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


/s/ Jeffrey I. Binder                            /s/ Rosalie Binder
----------------------------                     ------------------------------
Name:  Jeffrey I. Binder                         Rosalie Binder
Title: Chairman of the Board

Dated:  February __, 1998


                                Page 4 of 4 pages